Exhibit 99

Gorman-Rupp Reports Fourth Quarter and Full-Year 2017 Financial Results

MANSFIELD, Ohio--(BUSINESS WIRE)--February 9, 2018--The Gorman-Rupp Company (NYSE: GRC) reports financial results for the fourth quarter and year ended December 31, 2017.

Fourth Quarter 2017 Highlights

  Current quarter earnings per share were $0.31 compared to $0.19 per share for the fourth quarter of 2016
    Fourth quarter of 2016 included a non-cash impairment charge of $0.05 per share
  Net sales increased 0.8% or $0.7 million. Excluding the PCCP project, net sales increased 1.3% or $1.2 million
  Incoming orders increased 6% compared to the fourth quarter of 2016
  The U.S. Tax Cuts and Jobs Act is expected to have a favorable impact on our future income tax rate

Net sales for the fourth quarter of 2017 were $94.9 million compared to $94.2 million for the fourth quarter of 2016, an increase of 0.8% or $0.7 million. Excluding sales from the New Orleans Permanent Canal Closures & Pumps (“PCCP”) project of $0.5 million for the fourth quarter of 2016, net sales increased 1.3% or $1.2 million. Domestic sales, excluding PCCP, decreased 0.2% or $0.1 million while international sales increased 4.0% or $1.3 million compared to the same period in 2016.

Sales in our larger water markets, excluding PCCP, decreased 1.2% or $0.8 million in the fourth quarter of 2017 compared to the fourth quarter of 2016. Sales in the construction market increased $3.2 million due primarily to sales to rental market customers related to increased oil and gas drilling activity, and sales in the fire protection market increased $1.1 million due principally to domestic shipments. These increases were offset by decreased sales in the municipal market of $4.2 million primarily driven by decreased shipments attributable to flood control projects and large volume wastewater applications. In addition, sales in the agriculture market decreased $0.8 million and sales of repair parts decreased $0.1 million.

Sales in our non-water markets increased 7.3% or $2.0 million in the fourth quarter of 2017 compared to the fourth quarter of 2016. Sales in the industrial market increased $2.3 million principally attributable to increased capital spending related to oil and gas drilling activity, and sales in the OEM market increased $0.3 million. Partially offsetting these increases were decreased sales in the petroleum market of $0.6 million.

Gross profit was $25.2 million for the fourth quarter of 2017, resulting in gross margin of 26.5%, compared to gross profit of $23.2 million and gross margin of 24.7% for the same period in 2016. The 180 basis point increase in gross margin was largely driven by favorable sales mix and lower manufacturing overhead expenses.

Selling, general and administrative expense (“SG&A”) was $13.7 million and 14.4% of net sales for the fourth quarter of 2017 compared to $14.3 million and 15.2% of net sales for the same period in 2016. SG&A as a percentage of sales improved 80 basis points due principally to a focus on cost control and higher sales volume.

Operating income was $11.5 million, resulting in operating margin of 12.1% for the fourth quarter of 2017, compared to operating income of $7.1 million and operating margin of 7.5% for the same period in 2016. The fourth quarter of 2016 included a non-cash impairment charge of $1.8 million or 190 basis points. Excluding the non-cash impairment charge, operating margin improved $2.6 million or 270 basis points due principally to favorable sales mix and lower manufacturing overhead and SG&A expenses.

Net income was $7.9 million for the fourth quarter of 2017 compared to $5.1 million in the fourth quarter of 2016, and earnings per share were $0.31 and $0.19 for the respective periods. A non-cash goodwill impairment charge decreased the fourth quarter of 2016 earnings by $0.05 per share.

Net sales for the year ended December 31, 2017 were $379.4 million compared to $382.1 million for 2016, a decrease of 0.7% or $2.7 million. Excluding sales from the PCCP project of $0.7 million in 2017 and $9.9 million in 2016, net sales in 2017 increased 1.8% or $6.5 million. Domestic sales, excluding PCCP, increased $0.1 million while international sales increased 4.9% or $6.4 million.

Sales in our larger water markets, excluding PCCP, decreased 0.4% or $1.1 million in 2017 compared to 2016. Sales in the construction market increased $10.4 million due primarily to sales to rental market customers, and sales of repair parts increased $2.4 million. These increases were offset by decreased sales in the municipal market of $7.3 million principally driven by decreased shipments attributable to flood control projects. In addition, sales in the fire protection market decreased $4.2 million principally due to market softness in the Middle East, and sales in the agriculture market decreased $2.4 million principally due to low farm income and competitive pricing pressure.

Sales in our non-water markets increased 6.9% or $7.6 million in 2017 compared to 2016. Sales increased $7.7 million in the industrial market driven by an increase in oil and gas drilling activity. Sales in the OEM market increased $2.5 million primarily related to power generation equipment and new customers associated with transportation and alternative energy applications. These increases were partially offset by decreased shipments of $2.6 million in the petroleum market driven by challenging market conditions.

Gross profit was $98.7 million for 2017, resulting in gross margin of 26.0%, compared to gross profit of $92.0 million and gross margin of 24.1% for 2016. Gross margin included a non-cash pension settlement charge of $2.6 million or 70 basis points in 2017 which did not occur in 2016. Excluding the non-cash pension settlement charge, gross margin increased by 260 basis points due principally to favorable sales mix.

SG&A was $56.8 million and 15.0% of net sales for 2017 compared to $54.5 million and 14.3% of net sales for 2016. SG&A included a non-cash pension settlement charge of $1.4 million or 40 basis points in 2017 which did not occur last year. SG&A included a gain on the sale of property, plant and equipment of $1.0 million or 30 basis points in 2016. Excluding these items, SG&A decreased slightly compared to last year and as a percentage of sales was flat.

Operating income was $37.9 million, resulting in operating margin of 10.0% for 2017, compared to operating income of $35.7 million and operating margin of 9.3% for 2016. In 2017, operating income included non-cash impairment charges of $4.1 million or 100 basis points and a non-cash pension settlement charge of $4.0 million or 110 basis points. In 2016, operating income included a non-cash impairment charge of $1.8 million or 50 basis points and a gain on the sale of property, plant and equipment of $0.6 million or 20 basis points. Excluding these items, operating income improved $9.1 million or 250 basis points due principally to improved gross margin.

Net income was $26.6 million for 2017 compared to $24.9 million in 2016, and earnings per share were $1.02 and $0.95 for the respective periods. Earnings per share for 2017 included non-cash impairment charges of $0.10 per share and a non-cash pension settlement charge of $0.10 per share. Earnings per share for 2016 included a non-cash impairment charge of $0.05 per share.

The Company’s backlog of orders was $114.0 million at December 31, 2017 compared to $98.8 million at December 31, 2016, an increase of 15.4%. The increase in backlog was primarily due to increases in the fire protection, municipal and construction markets principally driven by improved economic conditions both domestically and internationally.

Capital expenditures for 2017 of $7.8 million consisted primarily of machinery and equipment. Capital additions for 2018 are presently planned to be in the range of $10-$15 million primarily for machinery and equipment purchases, and are expected to be financed through internally-generated funds.

On December 22, 2017, the U.S. Tax Cuts and Jobs Act (the “Tax Act”) was enacted. The transitional impacts of the Tax Act resulted in a provisional net charge of $0.4 million for the fourth quarter of 2017, comprised of an estimated repatriation tax charge of $2.0 million (which includes U.S. repatriation taxes and foreign withholding taxes) and a net deferred tax benefit of approximately $1.6 million. The provisional estimates are based on the Company's initial analysis of the Tax Act. Given the significant complexity of the Tax Act, anticipated guidance from the U. S. Treasury about implementing the Tax Act, and the potential for additional guidance from the Securities and Exchange Commission or the Financial Accounting Standards Board related to the Tax Act, these estimates may be adjusted during 2018. The Company’s preliminary estimate of its future effective tax rate attributable to the Tax Act is between 23% and 26%. The Company continues to evaluate the impact of the Tax Act, and will update its estimates as appropriate.

Jeffrey S. Gorman, President and CEO commented, “We finished 2017 with strong fourth quarter results. A continued focus on production efficiencies and cost control has delivered another quarter of improved gross and operating margins. While we continue to experience softness in the agriculture and certain oil and gas driven markets, we enter 2018 with a stronger backlog and sales momentum in many of our other markets. Increased emphasis on infrastructure improvements at both the federal and state levels, along with the newly enacted tax legislation, could be additional positive factors over the next several years. As we celebrate our 85th anniversary in 2018, we would like to thank our customers, associates and shareholders for their continued support.”

About The Gorman-Rupp Company

Founded in 1933, The Gorman-Rupp Company is a leading designer, manufacturer and international marketer of pumps and pump systems for use in diverse water, wastewater, construction, dewatering, industrial, petroleum, original equipment, agriculture, fire protection, heating, ventilating and air conditioning (HVAC), military and other liquid-handling applications.

Safe Harbor Statement

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, The Gorman-Rupp Company provides the following cautionary statement: This news release contains various forward-looking statements based on assumptions concerning The Gorman-Rupp Company’s operations, future results and prospects. These forward-looking statements are based on current expectations about important economic, political, and technological factors, among others, and are subject to risks and uncertainties, which could cause the actual results or events to differ materially from those set forth in or implied by the forward-looking statements and related assumptions. Such factors include, but are not limited to: (1) continuation of the current and projected future business environment; (2) highly competitive markets; (3) availability of raw materials; (4) loss of key management; (5) cyber security threats; (6) acquisition performance and integration; (7) compliance with, and costs related to, a variety of import and export laws and regulations; (8) environmental compliance costs and liabilities; (9) exposure to fluctuations in foreign currency exchange rates; (10) conditions in foreign countries in which The Gorman-Rupp Company conducts business; (11) changes in our tax rates and exposure to additional income tax liabilities; (12) impairment in the value of intangible assets, including goodwill; (13) defined benefit pension plan settlement expense; (14) family ownership of common equity; and (15) risks described from time to time in our reports filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

Brigette A. Burnell
Corporate Secretary
The Gorman-Rupp Company
Telephone (419) 755-1246
NYSE: GRC

For additional information, contact James C. Kerr, Chief Financial Officer, Telephone (419) 755-1548.

The Gorman-Rupp Company
Condensed Consolidated Statements of Income (Unaudited)
(thousands of dollars, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016

Net sales	$94,938	$94,203	$379,389	$382,071
Cost of products sold	69,732	70,985	280,644	290,046

Gross profit	25,206	23,218	98,745	92,025

Selling, general and administrative expenses	13,682	14,338	56,789	54,528

Impairment of goodwill and other intangible assets	-	1,800	4,098	1,800

Operating income	11,524	7,080	37,858	35,697

Other income, net	770	109	1,520	785

Income before income taxes	12,294	7,189	39,378	36,482
Income taxes	4,354	2,135	12,823	11,599

Net income	$7,940	$5,054	$26,555	$24,883

Earnings per share	$0.31	$0.19	$1.02	$0.95

The Gorman-Rupp Company
Condensed Consolidated Balance Sheets (Unaudited)
(thousands of dollars)

	December 31,	December 31,
	2017	2016
Assets
Cash and cash equivalents	$79,680	$57,604
Accounts receivable, net	67,369	71,424
Inventories, net	74,967	69,049
Prepaid and other	5,918	5,823

Total current assets	227,934	203,900

Property, plant and equipment, net	117,071	122,067

Other assets	7,779	7,769

Prepaid pension benefits	4,313	6,211

Goodwill and other intangible assets, net	37,918	42,871

Total assets	$395,015	$382,818

Liabilities and shareholders' equity
Accounts payable	$15,798	$16,306
Accrued liabilities and expenses	29,898	33,046

Total current liabilities	45,696	49,352

Postretirement benefits	15,737	20,709

Other long-term liabilities	8,087	9,869

Total liabilities	69,520	79,930

Shareholders' equity	325,495	302,888

Total liabilities and shareholders' equity	$395,015	$382,818

Shares outstanding	26,106,623	26,093,123

CONTACT:
The Gorman-Rupp Company
James C. Kerr, 419-755-1548
Chief Financial Officer